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Exhibit (a)(1)

        ART TECHNOLOGY GROUP, INC.

OFFER TO EXCHANGE OUTSTANDING STOCK OPTIONS

YOUR RIGHT TO REQUEST THAT WE EXCHANGE YOUR OPTIONS
AND YOUR RIGHT TO WITHDRAW SUCH REQUEST EXPIRE
AT 5 P.M., EASTERN DAYLIGHT SAVINGS TIME, ON AUGUST 29, 2002, UNLESS EXTENDED.

        We are offering our full-time and part-time employees and the full-time and part-time employees of our wholly owned subsidiaries, other than our officers ("officers") as defined in Rule 16a-1(f) of the Securities and Exchange Act of 1934 (the "Exchange Act") and our directors, the opportunity to ask us to exchange their outstanding stock options for new options on the terms described herein. Only those outstanding stock options granted under our Amended and Restated 1996 Stock Option Plan (the "1996 plan") with exercise prices of $15.00 or more per share are eligible for exchange (the "eligible options"). The new options will be exercisable for one share of our common stock for every three shares of our common stock issuable upon exercise of a surrendered option. If you wish to exchange options, you do not need to surrender all of your eligible options. However, any eligible option that you elect to surrender must be surrendered in full. We will issue all new options surrendered from our 1996 plan under our 1996 plan. If you were granted options on or after January 26, 2002 and you wish to surrender any eligible options, you will be required to forfeit all options received on or after January 26, 2002 and prior to the expiration date of this offer.

        The new options will be granted on or after the first business day six months plus one day after the expiration of this offer subject to the terms described in these materials. You will not receive a grant of new options if you are not still employed by us or one of our wholly owned subsidiaries for any reason on both the date this offer expires and the date that the new options are granted.

        We are making this offer upon the terms and subject to the conditions described in the enclosed materials, including those we describe in Section 6. This offer is not conditioned upon a minimum number of options being surrendered for exchange.

IMPORTANT

        To elect to exchange your eligible options pursuant to this offer, you must, in accordance with the terms of the election form that will be mailed to your home or office address on or about August 1, 2002, properly complete and deliver the election form to Jennifer Baptiste by fax at (617) 386-5549 or by mail or hand delivery to 25 First Street, Cambridge, Massachusetts 02141. We must receive your properly completed election form before 5 p.m., Eastern daylight savings time, on August 29, 2002. Although we reserve the right to extend this offer at our sole discretion, we currently have no intention of doing so.

        Subject to our rights to extend, terminate and amend this offer, and subject to our right to reject all requests for exchange at our discretion, we expect that we will accept promptly after the expiration of this offer all properly surrendered options that are not validly withdrawn and we will notify you of our acceptance on the date this offer expires. Upon our acceptance of the options you surrender for exchange, the surrendered options will be cancelled and you will no longer have any right to purchase our common stock under those options.

        We have not authorized any person to make any recommendation on our behalf as to whether you should surrender or not surrender your outstanding stock options for exchange through this offer. You should rely only on the information in these materials or to which we have referred you. We have not authorized anyone to give you any information or to make any representation in connection with this offer other than the information and representations contained in these materials. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

        This document constitutes part of the Section 10(a) prospectus relating to the 1996 plan and covers securities that have been registered with the SEC under the Securities Act of 1933.

The date of this offer to exchange is August 1, 2002.

i

SUMMARY TERM SHEET

        The following are answers to some of the questions that you may have about our offer. We urge you to read all of these materials carefully because the information in this summary is not complete. We have included references to the relevant sections following this summary where you can find a more complete description of the topics in this summary.

Q1.    What options are covered by this offer?

        We are offering you the opportunity to ask us to exchange any or all outstanding stock options having an exercise price of $15.00 or more per share. (See Section 1.)

Q2.    Why are we making this offer?

        Many of our employees' outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. We are making this offer in order to provide these optionholders with the benefit of owning options that over time may have a greater potential to increase in value. We believe that this will create better performance incentives for these optionholders and thereby align the interests of our current employees with those of our stockholders in maximizing stockholder value. (See Section 2.)

Q3.    Are there conditions to this offer?

        This offer is not conditioned upon any minimum threshold number of options being surrendered for exchange by eligible optionholders. The offer is, however, subject to a number of other conditions with regard to events that could occur before the expiration of the offer. These events include a change in accounting principles, a lawsuit challenging the offer, a third-party tender offer for our common stock and an acquisition proposal for ATG. These and various other conditions are more fully described in Section 6.

Q4.    What if I am an employee of ATG or one of its wholly owned subsidiaries when this offer expires, but I am not an employee on the grant date of the new options?

        If you tender your options, you will only receive a grant of new options in this offer if you are an employee of ATG or one of our wholly owned subsidiaries on the date this offer expires and on the date that we grant the new options. As discussed below, we will not grant the new options until on or after the first business day that is six months and one day following the date when we cancel the options accepted for exchange, currently scheduled to occur on or about March 3, 2003. If, for any reason, you are not an employee of ATG or one of our wholly owned subsidiaries on the date this offer expires or on the date that we grant the new options, then you will not receive any new options nor will you receive any other consideration in exchange for your surrendered options. This means that if you die, become disabled, terminate your employment with or without a good reason or we terminate your employment with or without cause before the date that we grant the new options, then you will not receive anything for the options that you surrendered and we cancelled.

        Participation in the offer does not confer upon you the right to remain in the employment or other service of ATG or any of our subsidiaries. (See Section 1.)

Q5.    How many new options will I receive in exchange for the options I surrender for exchange?

        For every three shares of common stock for which your surrendered option is exercisable, you will receive an option to purchase one share of common stock. For example:

If you surrender an option exercisable for:	You will receive a new option exercisable for:
12,000 shares	4,000 shares
6,000 shares	2,000 shares
4,500 shares	1,500 shares

(See Section 1.)

Q6.    When will I receive my new options?

        We will grant the new options on or after the first business day that is at least six months plus one day following the date we cancel the options accepted for exchange. If the offer expires on August 29, 2002, as currently planned, new options will be granted on or after March 3, 2003. We expect to distribute the new option agreements within thirty days after the date of grant of the new options. As discussed above, you must be employed by us or one of our wholly owned subsidiaries on the new grant date in order to receive the new options. (See Section 5.)

        You may not receive new options if ATG enters into a merger or other similar transaction in which there is a change in control of ATG prior to the grant of new options. (See Question 16.)

Q7.    Why won't I receive my new options immediately after the expiration date of this offer?

        In order to avoid our being subject to the undesirable accounting consequences described below, the new options will not be issued immediately after the expiration date of this offer. If we grant the new options on any date earlier than six months plus one day after the date we cancel the options surrendered for exchange, we would be required for accounting purposes to treat the new options as variable awards. This means that we would be required periodically to reflect increases and decreases in the price of our common stock as a compensation expense (or credit) relating to the options. We would have to continue this variable accounting for these options until they were exercised, forfeited or terminated. The higher the market value of our common stock, the greater the compensation expense we would have to record. By deferring the grant of the new options for at least six months plus one day, we believe we will not have to treat the options as variable awards. (See Section 11.)

Q8.    What will the exercise price of the new options be?

        The new options will have an exercise price equal to the per share closing price of our common stock on The Nasdaq National Market on the date the new options are granted. Because we will not grant new options until the first business day that is at least six months plus one day following the expiration of this offer, it is possible that the new options may have a higher exercise price than some or all of your current options. We recommend that you obtain current market quotations for our common stock before deciding whether to request that we exchange your options. (See Section 8.)

Q9.    When will the new options vest?

        The new options will have a new vesting schedule, completely different from the old option vesting schedule. If you choose to participate in this offer, you lose all the benefit of the vesting in your old, surrendered options. Twenty-five percent of each new option will vest immediately on the date the new options are granted. The remaining 75% will vest in three equal installments on the dates six months, twelve months and eighteen months after the grant date, as long as you continue to be an employee of ATG or one of our subsidiaries. For example, if as currently planned the new options are granted on

March 3, 2003, 25% of the new options would vest on each of the following four dates, March 3, 2003, September 3, 2003, March 3, 2004 and September 3, 2004. (See Section 1.)

Q10.    Will I have to wait longer to purchase common stock under my new options than I would under the options I surrender?

        Yes, to the extent that your surrendered options were vested before the grant date of the new options. If you surrender options that are vested, you could have exercised them at any time in accordance with their terms if you had not surrendered them. You will not be able to exercise your new vested options until, at the earliest, the new grant date.

Q11.    When will the new options expire?

        The new options will expire ten years after the date the new options are granted. (See Section 8.)

Q12.    If I elect to exchange options, do I have to exchange all of my eligible options or can I just exchange some of them?

        If you elect to exchange an option grant, you do not need to exchange all of your eligible option grants. For example, if you have three option grants at different exercise prices, $50.00, $24.00 and $12.00, and you elect to surrender options in this offer, you can exchange the $50.00 option grant and not exchange the $24.00 option grant (or vice versa). You must exchange all options subject to the option grant that you are surrendering for exchange. You will not be able to exchange the $12.00 option grant for a new option because it has an exercise price of less than $15.00 per share and, therefore, is not an eligible option. (See Section 3.)

        In addition, because of accounting rules, if you decide to exchange any of your eligible options, then you must forfeit all of the options that you received on or after January 26, 2002 and prior to the expiration date of this offer.

Q13.    Can I change my election regarding options I surrender?

        Yes, you may change your election regarding options at any time before the offer expires. If we extend the offer beyond that time, you may change your election before the offer as extended, expires. To change your election you may contact Jennifer Baptiste of ATG by fax at (617) 386-5549 or by mail or hand delivery to 25 First Street, Cambridge, Massachusetts 02141 until the expiration of the offer. In order to change your election, you must deliver to Ms. Baptiste a new election form that is clearly dated after your original election form. If you change your election in order to request that you participate in the offer, you must include on the new election form the information regarding the eligible options you wish to participate in exchange. Once we receive a new election form submitted by you, your previously submitted election form will be disregarded. You may also completely withdraw from participation in the offer by delivering a notice of withdrawal to Ms. Baptiste by fax, mail or hand delivery at any time before the offer expires. (See Section 4.)

Q14.    Will I be required to give up all my rights to the surrendered options?

        Yes. Once we have accepted options surrendered by you, those options will be cancelled and you will no longer have any rights under those options. Although we reserve the right to accept or reject surrendered options, in whole or in part, we expect that we will accept for exchange all eligible options that you properly surrender to us prior to the expiration of this offer and that you have not withdrawn. (See Section 9.)

Q15.    If I surrender options in this offer, will I be eligible to receive other option grants before I receive my new options?

        No. If we accept options you surrender in this offer, you may not receive any other option grants during the six month and one day period from the date the offer expires to the date we grant your new options. This is necessary to avoid incurring any compensation expense against our earnings because of accounting rules that could apply to any interim option grants as a result of this offer. (See Section 9.)

Q16.    What if ATG enters into a merger or other similar transaction in which there is a change in control of ATG prior to the grant of new options?

        While we are not currently negotiating any transactions that could reasonably be expected to lead to our acquisition, our board of directors has a duty to consider alternatives for maximizing stockholder value. We cannot ignore the possibility that a transaction could be proposed that our stockholders or our board of directors believe is in the best interests of ATG and our stockholders. We reserve the right to terminate the offer prior to its expiration upon the occurrence of certain events, including if a tender or exchange offer with respect to some or all of our common stock or a merger acquisition proposal for us is proposed, announced or made by another person or entity or is publicly disclosed.

        It is possible that, prior to the grant of new options, we could enter into an agreement for a merger or other similar transaction that could result in a material change in our business or management. We expect that we will negotiate with such acquiring or surviving company to honor our promise to grant stock options. If we are not successful in these negotiations, you will not receive stock options nor will you receive any other consideration in exchange for your surrendered options.

        You should also note that depending on the structure or the type of the transaction, if you surrender options you might be deprived of any future price appreciation in the shares subject to the new options and you might receive an option to purchase a security other than our common stock.

Q17.    What happens if the stock price increases after the date my surrendered options are cancelled?

        The exercise price of any new options granted by us to you in return for your surrendered options will be the fair market value of a share of our common stock on the date of grant, as determined by the closing price reported by The Nasdaq National Market on the date of grant. You will not benefit from any increase in our common stock price before the grant date of the new options. Before the date we grant the new options, our shares could increase or decrease in value, and the exercise price of the new options could be higher or lower than the exercise price of your surrendered options. You would not enjoy the benefit of any appreciation in the fair market value of our shares prior to the grant date of the new options. For example, if you surrender options with a $20.00 exercise price, and our common stock appreciates to $25.00 by the time the new option grants are made, your new option will have a higher exercise price than your surrendered option.

Q18.    Will I have to pay U.S. federal income taxes if I exchange my options in this offer?

        If you request that we exchange your current options for new options, then we believe you will not be required under current U.S. tax law to recognize income for federal income tax purposes at the time of the exchange. Further, at the date of grant of the new options, we believe you will not be required under current U.S. tax law to recognize income for federal income tax purposes. However, if you are granted incentive stock options, the holding periods for favorable tax treatment will begin on the day of the grant of the new options regardless of the time you have held any incentive stock options tendered in the offer. State and local tax consequences may be different. Optionholders subject to the tax laws of other countries and jurisdictions may be subject to different tax consequences if they exchange their options in the offer. We recommend that you consult with your own tax advisor to determine the tax consequences of tendering options in the offer. (See Section 13.)

Q19.    What are the tax implications if I live outside of the U.S.?

        All ATG optionholders are subject to the applicable tax laws of their own countries and jurisdictions. Optionholders subject to the tax laws of countries and jurisdictions other than the United States may have different tax consequences than those described above if they exchange their options in the offer. Again, we strongly suggest that you consult with your tax advisor to determine how this offer would impact you. (See Section 13.)

Q20.    If my current options are incentive stock options, will my new options be incentive stock options?

        Except as explained below, all new options that are issued upon surrender of cancelled incentive stock options are intended to be incentive stock options. One of the requirements to qualify as an incentive stock option is a limit on the amount of all incentive stock options received by you from us that can first become exercisable in any one calendar year. In particular, no more than $100,000 of incentive stock options can first become exercisable in any one calendar year. The $100,000 amount is determined on the date of grant and is based on the fair market value of the common stock on the date of grant (and includes all options first exercisable during the year in question whether or not the options are part of the same grant). Therefore, it is possible that a portion of your new incentive stock options will no longer satisfy the $100,000 limit. If a portion of your new options exceeds the $100,000 limit, then that portion will be deemed to be a nonqualified stock option.

Q21.    What happens if I elect not to surrender any options pursuant to this offer?

        Options that you choose not to surrender for exchange or that we do not accept for exchange remain outstanding until they expire by their terms. These options will retain their current exercise price and current vesting schedule.

        Please note that through these materials, we are offering you the opportunity to ask us to exchange your options on the terms described in these materials, and that we have the right to reject any such request that you may make to us. We have reserved this right in an effort to protect the tax status of incentive stock options in view of the following IRS ruling. In 1991, the IRS issued a private letter ruling in which another company's option exchange program was characterized as a "modification" of any incentive stock option that could be exchanged (whether or not it was exchanged). We believe that by reserving a right to reject any options surrendered for exchange we have structured this offer so as to mitigate the risk that the IRS would make a similar assertion with respect to this offer. However, we do not know if the IRS will assert the position that our solicitation of requests constitutes a "modification" of incentive stock options that can be, but are not, surrendered. A successful assertion by the IRS of this position could extend the options' requisite holding periods to qualify for favorable tax treatment and could also convert some incentive stock options into nonqualified stock options. (See Section 13.)

Q22.    When does this offer expire? Can this offer be extended, and if so, how will I know if it is extended?

        This offer will expire on August 29, 2002, at 5 p.m., Eastern daylight savings time, unless we extend it.

        Although we do not currently intend to do so, we may, in our discretion, extend this offer at any time. If we extend this offer, we will notify you of the extension and the new anticipated grant date for the new options. (See Section 1.)

Q23.    What do I need to do?

        To elect to surrender your options for exchange, you need to properly complete the election form that will be mailed to your home or office address on or about August 1, 2002, and deliver it to Jennifer Baptiste by fax at (617) 386-5549 or by mail at 25 First Street, Cambridge, Massachusetts 02141 before 5 p.m., Eastern daylight savings time, on August 29, 2002.

        If we extend this offer beyond August 29, 2002, then you must deliver a properly completed election form and the other required documentation before the extended expiration date. We have reserved the right at our discretion to reject requests to exchange eligible options. We have reserved this right solely in an effort to protect for our employees the tax status of any incentive stock options that our employees decide not to tender in this offer. See "Q21. What happens if I elect not to surrender any options pursuant to this offer?" Although we may reject all requests to exchange eligible options at our discretion, we expect to accept for exchange all eligible options that you request us to exchange promptly after this offer expires. If you do not properly complete and deliver the election form before this offer expires, it will have the same effect as if you rejected this offer.

Q24.    What do we recommend you do in response to this offer?

        Although our board of directors has approved this offer, it recognizes that your decision is an individual one that should be based on a variety of factors. As a result, you should consult with your personal legal and financial advisors before deciding whether to surrender your existing options. We are not making a recommendation to as to whether or not you should ask us to exchange options pursuant to this offer.

Q25.    Who can I talk to if I have questions about this offer?

        If you have any questions regarding this offer please email exchangeprogram@atg.com.

THE OFFER

1.    NUMBER OF OPTIONS; EXPIRATION DATE

        We are offering you the opportunity to ask us to exchange eligible stock options held by you for new options. Eligible options are all outstanding stock options that have an exercise price of $15.00 or more per share under our 1996 plan, which we refer to as the "option plan." Except for members of our board of directors and for our officers, all of our full-time and part-time employees and all full-time and part-time employees of our wholly owned subsidiaries are eligible to participate in this offer.

        You will only receive grants of new options if you are employed by us or one of our wholly owned subsidiaries on both the date that this offer expires and the date that the new options are granted. The new options will be granted on the first business day that is at least six months plus one day after the expiration of this offer. For purposes of this offer, a wholly owned subsidiary is a corporation of which we own 100% of the total combined voting power of all classes of stock.

        You may not receive new options if ATG enters into a merger or similar transaction in which there is a change of control prior to the grant of the new options.

        If you were granted options on or after January 26, 2002 and you request that we exchange any eligible options, you will be required to forfeit all options received on or after January 26, 2002 and prior to the expiration date of this offer.

        If you request that we exchange any of your eligible options, you must request that we exchange all unexercised options from an eligible option grant. Our offer is subject to the terms and conditions described in these materials. We will only consider exchanging options that are properly tendered and not withdrawn in accordance with Section 3.

        For every three shares for which your surrendered eligible option is exercisable, you will receive an option to purchase one share. Options will not be issued for fractional shares of common stock, and any fractional shares that would have resulted from the three to one conversion ratio will be rounded to the nearest whole share. For example:

If you surrender an option exercisable for:	You will receive a new option exercisable for:
12,000 shares	4,000 shares
6,000 shares	2,000 shares
4,802 shares	1,601 shares
4,500 shares	1,500 shares

        Twenty-five percent of your new options will vest immediately upon grant, and the remaining 75% will vest in three equal installments on the dates six months, twelve months and eighteen months after the grant date, as long as you continue to be an employee of ATG or one of our subsidiaries. For example, if as currently planned the new options are granted on March 3, 2003, 25% of the new options would vest on each of the following four dates: March 3, 2003, September 3, 2003, March 3, 2004 and September 3, 2004.

        The exact number of eligible option shares that you have now can be found by logging on to www.aststockplan.com. Additionally, an election form, including a statement of your eligible stock option grants, will be mailed to your home or office address on or about August 1, 2002. We will issue all new options surrendered from our 1996 plan under our 1996 plan. In addition, we will enter into a new incentive stock option agreement and/or nonqualified stock option agreement with you, depending on the options you surrender and certain tax requirements.

        The term "expiration date" means 5 p.m., Eastern daylight savings time, on August 29, 2002, unless and until we extend the period of time during which this offer will remain open. If we extend the period of time during which this offer remains open, the term "expiration date" will refer to the latest time and date at which this offer expires.

        We will notify you if we decide to take any of the following actions:

  •
  increase or decrease what we will give you in exchange for your options; or

  •
  increase or decrease the option exercise price that serves as the threshold for options eligible to be exchanged in this offer.

        If this offer is scheduled to expire within ten business days from the date we notify you of such an increase or decrease, we will also extend this offer for a period of ten business days after the date that we notify optionholders of such an increase.

        A "business day" means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12 midnight, Eastern daylight savings time.

2.    PURPOSE OF THIS OFFER

        We are making this offer for compensatory purposes and to create a performance-oriented environment for our employees. Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock as quoted by The Nasdaq National Market. By making this offer we intend to enhance stockholder value by creating better performance incentives for, and thus increasing retention of, our employees.

        Except as otherwise described in these materials or in our filings with the SEC, we presently have no plans or proposals that relate to or would result in:

  •
  an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our material subsidiaries;

  •
  any purchase, sale or transfer of a material amount of our assets or any subsidiary's assets;

  •
  any material change in our present dividend rate or policy, or our indebtedness or capitalization;

  •
  any other material change in our corporate structure or business;

  •
  our common stock not being authorized for quotation on The Nasdaq National Market;

  •
  our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

  •
  the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

  •
  the acquisition by any person of any of our securities or the disposition by any person of any of our securities, other than in connection with our stock plans; or

  •
  any change to our certificate of incorporation or bylaws.

        On July 10, 2002, we announced that (1) our board of directors had voted to increase the size of the board by adding two new directors, Rob Held and Mary Makela, (2) the board had elected Paul Shorthose, our President and Chief Executive Officer, to serve as Chairman of the Board, and (3) Bernard Bailey, our Chief Operating Officer, will resign effective August 3, 2002. The nominating committee of the board is responsible for identifying, soliciting and interviewing candidates for membership on our board of directors, and the board continues to consider the possibility of electing additional directors. Our future success depends on our ability to maintain and strengthen our management team, and our management and board regularly consider actions that would be desirable to help retain and attract the most qualified personnel available.

        Neither we nor our board of directors makes any recommendation as to whether or not you should request that we exchange your options, nor have we authorized anyone to make such recommendation. You are urged to evaluate carefully all of the information in this Offer to Exchange and the related Cover Letter and to consult your own legal, investment and tax advisors. You must make your own decision whether or not to request that we exchange your options.

3.    PROCEDURES FOR SURRENDERING OPTIONS

        Proper Surrender of Options.    To request that we exchange some or all of your eligible options for exchange, you must, in accordance with the terms of the election form, properly complete the election form and deliver the election form, along with any other required documents, to Jennifer Baptiste by hand, by fax at (617) 386-5549 or by mail or hand delivery to 25 First Street, Cambridge, Massachusetts 02141. We must receive all of the required documents before 5 p.m., Eastern daylight savings time, on the expiration date. The expiration date is August 29, 2002, unless we extend the period of time during which this offer will remain open. We currently have no intention of extending the deadline, and in any case we cannot extend the deadline for any one person or group of people. However, in the event that we do extend this offer beyond August 29, 2002 then you must deliver a properly completed election form and other required documentation before the extended expiration date.

        The method of delivery of all documents, including election forms and any notices to change your election from "accept" to "reject" or "reject" to "accept" and any other required documents, is at your election and risk. You should allow sufficient time to ensure timely delivery.

        Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.    We will determine, in our discretion, all questions as to the number of shares subject to eligible options and the validity, form, eligibility, including time of receipt, and acceptance of any surrender of options. Our determination of these matters will be final and binding on all parties. Furthermore, subject to our compliance with Rule 13e-4 under the Exchange Act, we reserve the right to reject any or all surrenders of options in our discretion. We have reserved the right at our discretion to reject requests to exchange eligible options. We have reserved this right solely in an effort to protect for our employees the tax status of any incentive stock options that our employees decide not to tender in this offer. See "Summary Term Sheet—Q21. What happens if I elect not to surrender any options pursuant to this offer?" We further reserve the right to waive any of the conditions of this offer or any defect or irregularity in any surrender of any particular options or for any particular optionholder. This is a one-time offer, and we will strictly enforce this offer period, subject only to an extension that we may grant in our sole discretion.

        Our Acceptance Constitutes an Agreement.    By requesting that we accept your options for exchange under this offer, you accept the terms and conditions of this offer. Our acceptance for exchange of your surrendered options through this offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of this offer. The promise to grant stock options that we will give you reflects this commitment. Subject to our rights to extend, terminate and amend this offer, and subject to our right to reject all requests for exchange at our discretion, we expect that we will accept for exchange all eligible options that you properly surrender to us prior to the expiration of this offer and that you have not withdrawn.

4.    CHANGE IN ELECTION

        You may only change your election to request that we exchange your options by following the procedures described in this section. You may not request that we exchange partial option grants. If you request that we exchange your options and you later want to change your request, you must do so with respect to all eligible options of a particular grant. Similarly, if you elect not to request that we exchange your options and you later want to change your request, you must do so with respect to all eligible options of a particular grant.

        To change your election, you must deliver a new election form to Jennifer Baptiste by fax at (617) 386-5549 or by mail or hand delivery to 25 First Street, Cambridge, Massachusetts 02141. The change in election form must be clearly dated after your original election form. If you are changing your election in order to accept the offer, the new election form must include the information regarding the eligible options you wish to surrender for exchange. Once we receive a new election form submitted by you, your previously submitted election form will be disregarded.

        To withdraw a full option grant you previously requested that we exchange, you must deliver a notice of withdrawal by fax, mail or hand delivery to Jennifer Baptiste as described above. The notice of withdrawal must be clearly dated after your original election form and any subsequent new election forms. A form of Notice of Withdrawal may be obtained by sending an email requesting the form to exchangeprogram@atg.com.

        You may change your election or withdraw your tendered options by providing notice to Jennifer Baptiste as described above that is received prior to 5 p.m., Eastern daylight savings time, on the expiration date, August 29, 2002. Any election form received after 5 p.m., Eastern daylight savings time, on August 29, 2002 will not be accepted unless we have extended the offer period and the election form is received before the extended expiration date. If we extend this offer beyond that time, you may change your election or withdraw your tendered options at any time until the extended expiration of this offer. In addition, unless we accept your options for exchange prior to September 26, 2002, the date that is 40 business days from the commencement of the offer, you may withdraw your tendered options at any time after the expiration date.

        Neither we nor any other person is obligated to give notice of any defects or irregularities in any new election form or notice of withdrawal, and no one will be liable for failing to give notice of any defects or irregularities. We will determine, in our discretion, all questions as to the validity and form, including time of receipt, of new election forms and notices of withdrawal. Our determinations of these matters will be final and binding.

5.    ACCEPTANCE OF OPTIONS FOR EXCHANGE AND GRANT OF NEW OPTIONS

        Subject to our rights to extend, terminate and amend this offer, and subject to our right to reject all requests for exchange at our discretion, we expect that we will accept promptly after the expiration of this offer all eligible options that you properly surrender to us prior to the expiration date that you have not withdrawn and we will notify you of our acceptance on the date this offer expires.

        If we accept the options that you surrender for exchange in this offer, then you will not be granted any additional options during the six month and one day period from the date the offer expires to the date when we grant your new options. This is necessary to avoid incurring any compensation expense against our earnings because of accounting rules that could apply to interim option grants as a result of this offer.

        For purposes of this offer, we will be deemed to have accepted for exchange options that are validly tendered and not properly withdrawn when we give oral or written notice to the optionholders of our acceptance for exchange of such options, which may be by company-wide (including our wholly owned subsidiaries) mail or email or by issuance of a press release. We have reserved the right at our discretion to reject requests to exchange eligible options. We have reserved this right solely in an effort to protect for our employees the tax status of any incentive stock options that our employees decide not to tender in this offer. See "Summary Term Sheet—Q21. What happens if I elect not to surrender any options pursuant to this offer?" Subject to our rights to extend, delay, terminate or amend this offer, we currently expect that we will accept promptly following the expiration date all properly tendered options that are not validly withdrawn.

        As soon as reasonably practicable after we accept options surrendered for exchange, we will send the tendering optionholder the expected grant date and vesting schedule for the new options.

        If, for any reason, you are not an employee of ATG or one of our wholly owned subsidiaries on the date the offer expires or the date when we grant the new options, then you will not receive any new options or any other consideration in exchange for your surrendered options. This means that if you die, become disabled, terminate your employment with or without good reason or we terminate your employment with our without cause before the date when we grant the new options, then you will not receive anything for the options that you surrendered and we cancelled. You may not receive new options if ATG enters into a merger or other similar transaction in which there is a change in control of ATG prior to the grant of the new options.

6.    CONDITIONS OF THIS OFFER

        We will not be required to accept any options surrendered to us. We have reserved this right in an effort to protect the tax status of incentive stock options that are not surrendered, as further explained in the Summary Term Sheet "Q21—What happens if I elect not to surrender any options pursuant to this offer?" Additionally, we may terminate or amend this offer, or postpone our acceptance and cancellation of any options surrendered to us, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time prior to the expiration date, we determine that any of the following events has occurred, and, in our reasonable judgment, it is inadvisable for us to proceed with this offer:

  (a)
  any action or proceeding by any government agency, authority or tribunal or any other person, domestic or foreign, is threatened or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of this offer, the acquisition of some or all of the surrendered options, the issuance of new options, or otherwise relates to this offer or that, in our reasonable judgment, could materially and adversely affect our business, condition, financial or other, income, operations or prospects or materially impair the benefits we believe we will receive from this offer;

  (b)
  any action is threatened, pending or taken, or any approval is withheld, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

  (i)
  make it illegal for us to accept some or all of the surrendered options or to issue some or all of the new options or otherwise restrict or prohibit consummation of this offer or otherwise relate to this offer;

  (ii)
  delay or restrict our ability, or render us unable, to accept the surrendered options for exchange or to issue new options for some or all of the surrendered options;

  (iii)
  materially impair the benefits we believe we will receive from this offer; or

  (iv)
  materially and adversely affect our business, condition (financial or other), income, operations or prospects;

  (c)
  there is any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market; the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

  (d)
  there shall have occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record a compensation expense against our earnings in connection with this offer for financial reporting purposes;

  (e)
  another person publicly makes or proposes a tender or exchange offer for some or all of our common stock, or an offer to merge with or acquire us, or we learn that:

  (i)
  any person, entity or "group," within the meaning of Section 13(d)(3) of the Exchange Act, has acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group is formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the date of this offer;

  (ii)
  any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the date of this offer has acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

  (iii)
  any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement that it intends to acquire us or any of our assets or securities; or

  (iv)
  any change or changes occurs in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that in our reasonable judgment is materially adverse to us.

The conditions to this offer are for our benefit. We may assert them in our discretion prior to the expiration date and we may waive them at any time and from time to time prior to the expiration date, whether or not we waive any other condition to this offer. Our failure to exercise any of these rights is not a waiver of any of these rights, and the waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this section will be final and binding upon everyone.

7.    PRICE RANGE OF COMMON STOCK

        Our common stock is traded on The Nasdaq National Market under the symbol "ARTG." The following table shows, for the periods indicated, the high and low sales prices per share of our common stock.

	High	Low
Fiscal Year Ended December 31, 2000:
First Quarter	$106.50	$43.81
Second Quarter	101.94	28.63
Third Quarter	126.88	76.00
Fourth Quarter	96.50	20.50
Fiscal Year Ended December 31, 2001:
First Quarter	$43.94	$15.86
Second Quarter	12.16	4.05
Third Quarter	5.22	0.65
Fourth Quarter	4.72	0.58
Fiscal Year Ending December 31, 2002:
First Quarter	$5.15	1.85
Second Quarter	2.30	0.78
Third Quarter (through July 30, 2002)	1.25	0.85

        As of July 30, 2002, the last reported sale price of our common stock as reported by The Nasdaq National Market was $1.24 per share.

        We recommend that you obtain current market quotations for our common stock before deciding whether to elect to surrender your eligible options.

8.    SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS

        Consideration.    For every three shares of common stock for which your surrendered option is exercisable, you will receive an option to purchase one share of common stock. The new options to be granted pursuant to this offer will vest as to 25% of the shares of common stock on the date of grant and will vest as to an additional 25% on each of the dates six months, one year and eighteen months after the date of grant of the new option.

        The exercise price of the new options will equal the closing price of a share of common stock as reported by The Nasdaq National Market on the date of grant, which will be six months plus one day after the expiration of this offer.

        As of July 16, 2002, there were issued and outstanding options to purchase approximately 3,000,495 shares of our common stock that are eligible to participate in this offer. If all outstanding eligible options are exchanged, we will grant new options to purchase a total of approximately 1,000,165 shares of our common stock. Assuming all such options are issued, the common stock issuable upon exercise of the new options will equal approximately 1.4% of the total shares of our common stock outstanding as of June 30, 2002. We will issue the new options surrendered from our 1996 plan under our 1996 plan.

        Terms of New Options.    We will enter into a new option agreement with each optionholder who requests that we exchange his or her options in this offer and that we have elected to exchange. The terms and conditions of the new options may vary from the terms and conditions of the options surrendered for exchange. Because we will not grant new options until at least six months plus one day after the date we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of the surrendered options. The issuance of new options under this offer will not create any contractual or other right of the recipients to receive any future grants of stock options or benefits in lieu of stock options.

        You may not receive new options if ATG enters into a merger or other similar transaction in which there is a change in control of ATG prior to the grant of the new options.

        The following descriptions of the 1996 plan and the form of the new option agreements are summaries and are not complete. Complete information about the 1996 plan and the new options is included in the 1996 plan and the form of the new option agreement to be entered into between you and us. The 1996 plan and the form of the new option agreements are on file with the SEC as exhibits to the Schedule TO that was filed in connection with this offer. Please contact Jennifer Baptiste at 25 First Street, Cambridge, Massachusetts 02141 to request copies of the 1996 plan or the form of the new option agreements. We will provide copies promptly and at our expense.

  1996 Plan

        General.    The maximum number of shares of common stock issuable in connection with options granted under the 1996 plan is 25,600,000 shares. No one person may receive options to purchase more than 500,000 shares under the 1996 plan in any one fiscal year.

        Administration.    The 1996 plan is administered by our board of directors. The board has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the 1996 plan and to interpret the provisions of the 1996 plan. The board of directors may delegate authority under the 1996 plan to one or more committees of the board. The board has authorized two committees to administer certain aspects of the 1996 plan, including the granting of options to employees.

        Term.    The term of each option granted under the plan is fixed by the board of directors, compensation committee or any other committee of the board to which the board delegates authority, as the case may be, at the time of grant, but may not exceed ten years. The new options to be granted in connection with the exchange will expire ten years after the date on which the new options are granted.

        Termination.    In the event you are granted a new option under the 1996 plan and your employment with us is terminated, your new option will be exercisable, to the extent of the number of shares then vested, (a) within one year of termination, if the termination is the result of your death or disability, or (b) within three months after termination for any other reason except your termination for cause. However, in no event will a new option be exercisable after its expiration date. The new option agreements will provide that an employee's options will terminate immediately if his or her employment terminates for "cause." "Cause" means willful misconduct by the optionee or willful failure by the optionee to perform his or her responsibilities for us (including, without limitation, breach by the optionee of any provision of any employment, consulting, advisory, nondisclosure, non-competition or other similar agreement between the optionee and us), as determined by us, which determination will be conclusive. The optionee is considered to have been discharged for "cause" if we determine, within 30 days after the optionee's resignation, that discharge for cause was warranted.

        Exercise Price.    The new options will have an exercise price equal to the closing price of our common stock as reported by The Nasdaq National Market on the date of grant of the new option.

        Payment of Exercise Price.    Common stock purchased upon the exercise of a new option granted under the plan can be paid for as follows:

  •
  in cash or by check, payable to the order of ATG;

  •
  by delivery to the Company of shares of common stock already owned by the optionee having a fair market value equal in amount to the exercise price of the options being exercised, provided (x) such method of payment is then permitted under applicable law and (y) such common stock, if acquired directly from the Company, was owned by the optionee at least six months prior to such delivery;

  •
  by any other means (including, without limitation, by delivery of a promissory note of the optionee payable on such terms as are specified by the board of directors) that the board of directors determines are consistent with the purpose of the 1996 plan and with applicable laws and regulations (including, without limitation, the provisions of Regulation T promulgated by the Federal Reserve Board); or

  •
  any combination of the above permitted forms of payment.

        Vesting and Exercise.    The board of directors, compensation committee or any other committee of the board to which the board delegates authority, as the case may be, has the authority to determine the time or times at which options granted under the plan may be exercised and may also accelerate the exercisability of options. The new options will vest as to 25% of the shares underlying such new option on the date of grant and will vest as to an additional 25% of the shares underlying such new option on each of the dates six months, one year and eighteen months after the date of grant of the new option.

        Adjustments Upon Certain Events.    The plan contains provisions for the treatment of options in the event of a merger or consolidation or our complete liquidation.

        If the outstanding shares of common stock are changed by reason of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spinoff or other similar change in capitalization or event, or any distribution to holders of common stock other than a normal cash dividend, the board of directors will appropriately adjust the relevant terms and provisions of outstanding options to the extent it shall determine, in good faith, that such adjustment is necessary and appropriate.

        Tax Consequences.    You should refer to Section 13 below for a discussion of the material U.S. federal income tax consequences of the new options and the eligible options, as well as the consequences of this offer. We recommend that you consult with your own tax advisor to determine the specific tax consequences of this offer to you.

        Registration of Option Shares.    All shares of common stock issuable upon exercise of options under the 1996 plan have been, or prior to issuance will be, registered under the Securities Act on a registration statement on Form S-8 filed with the SEC. Unless you are considered an "affiliate" of ATG, you will be able to sell your option shares free of any transfer restrictions under applicable securities laws.

9.    INFORMATION ABOUT ATG; SUMMARY FINANCIAL INFORMATION; RISK FACTORS

        Our principal corporate offices are located at 25 First Street, Cambridge, Massachusetts 02141. Our common stock is listed by The Nasdaq National Market under the symbol "ARTG."

        See "Additional Information" in Section 16 for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

        Financial Information:    The information set forth on pages 21 through 60 of our annual report on Form 10-K for the fiscal year ended December 31, 2001 and the information set forth on pages 3 through 10 of our quarterly report on Form 10-Q for the quarter ended March 31, 2002 are incorporated herein by reference.

SUMMARY FINANCIAL INFORMATION

        The following summary historical consolidated financial data should be read in conjunction with our audited consolidated financial statements for the year ended December 31, 2001 and our unaudited consolidated financial statements for the three-month period ended March 31, 2002 incorporated by reference in this document. The consolidated statements of operations data for the years ended December 31, 2000 and 2001, and the consolidated balance sheet data as of December 31, 2000 and 2001, have been derived from our audited consolidated financial statements incorporated by reference in this document. The consolidated statements of operations data for the three-month period ended March 31, 2001 and 2002, and the consolidated balance sheet data as of March 31, 2002, are derived from unaudited condensed consolidated financial statements incorporated by reference in this document. Results for the three-month period ended March 31, 2002, are not necessarily indicative of the expected results for the full year.

	Years Ended December 31,		Three Months Ended March 31,
	2001	2000	2002	2001
	(in thousands, except per share amounts)
Statement of Operations Data:
Revenues:
Product license	$76,631	$121,525	$12,520	$25,481
Services	62,238	41,817	14,803	17,776

Total revenues	138,869	163,342	27,323	43,257

Costs of revenues:
Product license	4,616	3,426	1,043	1,047
Services	45,892	34,739	8,975	15,919

Total cost of revenues	50,508	38,165	10,018	16,966

Gross Profit	88,361	125,177	17,305	26,291

Operating expenses:
Research and development	30,119	18,966	5,570	9,033
Sales and marketing	93,186	73,261	12,378	30,110
General and administrative	23,952	22,791	2,490	9,277
Stock-based compensation	1,280	1,273	271	381
Restructuring	76,945	—	—	—

Total operating expenses	225,482	116,291	20,709	48,801

Loss from operations	(137,121)	8,886	(3,404)	(22,510)
Interest and other income, net	4,967	8,979	555	1,684

Net loss before benefit from income taxes	(132,154)	17,865	(2,849)	(20,826)
Provision (benefit) for income taxes	23,851	(3,378)	—	(7,914)

Net loss	$(156,005)	$14,487	$(2,849)	$(12,912)

Net income (loss) per share
Basic	$(2.27)	$0.22	$(0.04)	$(0.19)
Diluted	$(2.27)	$0.20	$(0.04)	$(0.19)
Weighted average common shares outstanding
Basic	68,603	66,932	69,494	68,180
Diluted	68,603	73,138	69,494	68,180
	December 31,		March 31,
	2001	2000	2002
	(in thousands)
Balance Sheet Data:
Cash, cash equivalents and short term marketable securities	$80,307	$126,473	$80,040
Working capital (deficit)	54,750	122,422	53,350
Long-term marketable securities	—	17,734	—
Total assets	137,488	259,515	122,962
Long-term obligations, less current maturities	—	2,000	—
Total stockholders' equity (deficit)	42,909	191,973	41,375

RISK FACTORS

        Participation in this offer involves a number of potential risks, including those described below. The risks described below, the risk factors under the heading entitled "Risk Factors That May Affect Results" in our annual report on Form 10-K for the fiscal year ended December 31, 2001 filed on March 27, 2002 and in our quarterly report on Form 10-Q for the three-month period ended March 31, 2002 filed on May 15, 2002 highlight the material risks of participating in this offer and investing in our common stock. Eligible participants should carefully consider these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding whether to surrender or not surrender options in this offer. In addition, we strongly urge you to read the rest of these materials for a fuller discussion of the risks that may apply to you before deciding whether to surrender or not surrender your options in this offer.

Economic Risks of Participating in This Offer

If our stock price increases after the date you surrender your existing options, your surrendered options might have been worth more than the new options that you receive in exchange for them.

        The exercise price of any new options granted to you in return for your surrendered options will be the fair market value of a share of common stock on the date of grant, as determined by the closing price reported by The Nasdaq National Market on the date of grant. You will be at risk of any such increase in our common stock price before the grant date of the new options for these or any other reasons. Before the date we grant the new options, our shares could increase or decrease in value, and the exercise price of the new options could be higher or lower than the exercise price of options you elect to have cancelled as part of this offer. Among the factors that could cause our stock price to increase or decrease are:

  •
  quarterly variations in our operating results;

  •
  changes in revenue or earnings estimates or publication of research reports by analysts;

  •
  speculation in the press or investment community;

  •
  strategic actions by us or our competitors, such as acquisitions or restructurings;

  •
  general market conditions; and

  •
  domestic and international economic factors unrelated to our performance.

If we are acquired before we grant new options as part of this program, depending on the terms of the acquisition, you may not receive stock options nor will you receive any other consideration in exchange for your surrendered options and/or you may be deprived of any future price appreciation in the shares subject to the new options.

        It is possible that, prior to the grant of new options, we could enter into an agreement for a merger or other similar transaction that could result in a material change in our business or management. We expect that we will negotiate with such acquiring or surviving company to honor our promise to grant stock options. If we are not successful in these negotiations, you will not receive stock options nor will you receive any other consideration in exchange for your surrendered options.

        In addition, depending on the structure of the transaction or the type of transaction, if you surrender options you might be deprived of any future price appreciation in the shares subject to the new options and you might receive an option to purchase a security other than our common stock.

If you participate in this offer, you will not be eligible to receive any option grants until March 3, 2003 at the earliest.

        Employees are generally eligible to receive option grants at any time that our board of directors or compensation committee chooses to make them. However, if you participate in this offer, you will not be eligible to receive any option grants until March 3, 2003 at the earliest because of potentially adverse accounting consequences to us if we grant options to you earlier.

If your employment terminates prior to the grant of the new options, you will receive neither a new option nor the return of your surrendered option.

        Once your option is surrendered and accepted by us, it is gone for good. Accordingly, if your employment with us or one of our wholly owned subsidiaries terminates for any reason prior to the grant date of the new options, you will have the benefit of neither the surrendered option nor the new options. The new options will be granted on the first business day that is at least six months plus one day after the expiration of this offer.

Tax-Related Risks of Receiving and Participating in This Offer

Your new option may be a nonqualified stock option, whereas your surrendered option may have been an incentive stock option.

        If your surrendered option was an incentive stock option issued under the 1996 plan, your new option will be an incentive stock option, but only to the extent it qualifies as such under the Internal Revenue Code. For options to qualify as incentive stock options, the value of shares subject to the options and any other incentive stock options issued by us or our parent or subsidiary corporations that first become exercisable by you in any calendar year cannot exceed $100,000, as determined using the value of the shares on the grant date of the option. It is possible that by participating in this exchange, your options will exceed this limit and will be treated as nonqualified stock options to the extent of that excess. In general, nonqualified stock options may be less favorable to you from a tax perspective.

Even if you elect not to participate in this offer, your incentive stock options may be affected.

        We believe that this offer will not change the U.S. federal income tax treatment of subsequent exercises of your incentive stock options (and sales of shares acquired upon exercise of such options) if you do not participate in this offer. However, there is a risk that the IRS may characterize this offer as a "modification" of your eligible incentive stock options, even if you decline to participate. In 1991, the IRS issued a private letter ruling in which another company's option exchange program was characterized as a "modification" of any incentive stock option that could be exchanged (whether or not it was exchanged). This does not necessarily mean that our offer will be viewed the same way, and, in fact, we believe that we have structured this offer so as to mitigate this risk. Private letter rulings issued by the IRS contain the IRS's opinion regarding only the specific facts presented by a specific person or company. We therefore do not know if the IRS will assert the position that our offer constitutes a "modification" of incentive stock options that can be surrendered. A successful assertion by the IRS of this position could extend the options' requisite holding periods to qualify for favorable tax treatment and could also convert some incentive stock options into nonqualified stock options.

10.  INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS

        The following is a list of our directors and executive officers, and their beneficial ownership of our common stock as of June 30, 2002:

BENEFICIAL OWNER(1)	SHARES BENEFICIALLY OWNED(2)	SHARES ACQUIRABLE WITHIN 60 DAYS	TOTAL BENEFICIAL OWNERSHIP	PERCENT OWNERSHIP(3)
Paul Shorthose	69,803	745,000	814,803	1.2%
Edward Terino	40,000	0	40,000	*
Lauren Kelley	33,819	264,212	298,031	*
Joseph T. Chung	4,838,432	0	4,838,432	6.9%
John Robert Held	0	25,000	25,000	*
Scott Jones	968,183	50,000	1,018,183	1.5%
Ilene Lang	25,000	10,000	35,000	*
Mary Makela	0	25,000	25,000	*
Thomas N. Matlack	100,000	40,000	140,000	*
Jeet Singh	4,859,000	0	4,859,000	7.0%
Phyllis Swersky	27,200	45,000	72,200	*

*
Less than one percent

(1)
Bernard Bailey, our Chief Operating Officer, has announced his resignation effective August 3, 2002.

(2)
Each person or entity listed has sole voting power and/or investment power with respect to the shares listed.

(3)
In calculating the percent of our common stock beneficially owned by each person or entity listed, the number of shares deemed outstanding consists of 69,817,509 shares outstanding as of June 30, 2002, plus, for that person or entity only, any shares subject to options that were exercisable within 60 days of June 30, 2002.

        The business address and telephone number of each director and executive officer is care of Art Technology Group, Inc., 25 First Street, Cambridge, Massachusetts 02141, (617) 386-1000.

        All our full-time and part-time employees and the full-time and part-time employees of our wholly owned subsidiaries other than members of our board of directors and our officers are eligible to participate in this offer. As of June 30, 2002, our directors and executive officers as a group beneficially owned 12,165,649 shares of our common stock that represents 17.1% of the outstanding shares of our common stock.

        Other than as described below, there have been no agreements, arrangements or understandings between us and any other person involving the options or our common stock during the 60 days prior to this offer, and there are no such currently proposed agreements, arrangements or understandings other than this offer. In addition, neither we, nor to the best of our knowledge, any of our directors or executive officers, nor any of our affiliates or affiliates of our directors or executive officers, engaged in transactions involving the options or our common stock during the 60 days prior to this offer, with the following exceptions:

  •
  Such persons may make periodic purchases pursuant to the provisions of our stock plans.

  •
  On June 10, 2002, Edward Terino acquired 15,000 shares of our common stock for $1.09 per share through an open market purchase. On June 11, 2002, Mr. Terino acquired 5,000 shares of our common stock for $1.04 per share through an open market purchase.

  •
  On June 13, 2002, John R. Held was granted an option to purchase 25,000 shares of our common stock at an exercise price of $1.19 per share.

  •
  On July 10, 2002, Mary Makela was granted an option to purchase 25,000 shares of our common stock at an exercise price of $0.95 per share.

  •
  During June and July of 2002, Joe Chung sold an aggregate of 44,750 shares of our common stock through a trust established for the purpose of complying with Rule 10b5-1 under the Securities Exchange Act of 1934. These sales were accomplished through (1) an open market sale of 4,750 shares for $1.08 per share on June 10, 2002, (2) an open market sale of 6,250 shares for $1.22 per share on July 31, 2002 and (3) open market sales of 6,750 shares on each of the following five dates at the following prices per share: $1.28 on June 3, 2002; $1.21 on June 4, 2002; $1.25 on June 5, 2002; $1.15 on June 6, 2002 and $1.03 on June 7, 2002.

  •
  During June and July of 2002, Jeet Singh sold an aggregate of 44,750 shares of our common stock through a trust established for the purpose of complying with Rule 10b5-1 under the Securities Exchange Act of 1934. These sales were accomplished through (1) an open market sale of 4,750 shares for $1.08 per share on June 10, 2002, (2) an open market sale of 6,250 shares for $1.22 per share on July 31, 2002 and (3) open market sales of 6,750 shares on each of the following five dates at the following prices per share: $1.28 on June 3, 2002; $1.21 on June 4, 2002; $1.25 on June 5, 2002; $1.15 on June 6, 2002 and $1.03 on June 7, 2002.

11.  STATUS OF OPTIONS ACQUIRED BY US IN THIS OFFER; ACCOUNTING CONSEQUENCES OF THIS OFFER

        Many of our optionholders hold options with exercise prices significantly higher than the current market price of our common stock. We believe that it is in our best interest to offer these optionholders an opportunity to more effectively participate in the potential growth in our stock price. We could accomplish this goal by repricing existing options, which would enable optionholders to immediately receive replacement options with a lower exercise price. However, the repriced options may be subject to variable accounting, which would require us to record additional compensation expense each quarter until the repriced options were exercised, cancelled or expired, which could have negative consequences on our earnings. Furthermore, if we were to cancel an option and grant another option with an exercise price that was lower than the exercise price of the cancelled option within the shorter of:

  •
  the six-month period immediately before the date when the option was cancelled, or

  •
  the period from the date of grant of the cancelled option to the date when the option was cancelled,

then the cancellation and exchange would be deemed a repricing that would result in variable accounting. The cancellation of an existing option and the grant of another option within this time period would also be deemed a repricing, even if the grant of the second option occurs before the cancellation of the first option.

        We believe that we can accomplish our goals of providing optionholders with the benefit of choosing whether they want to receive options that over time may have a greater potential to increase in value, without incurring additional current or future compensation expense because:

  •
  we will not grant any new options to participating optionholders until the first business day that is at least six months plus one day after the expiration of this offer,

  •
  the exercise price of all new options will be at the fair market value of our common stock on the future date when we grant the new options, and

  •
  we will not grant any new options to a participating optionholder unless that person tenders for cancellation (without issuance of any options in exchange) all options that have been granted to that optionholder on or after January 26, 2002 and prior to the expiration date of this offer and have an exercise price lower than the option with the highest exercise price tendered or as otherwise required under the accounting rules.

        Eligible options that are surrendered in connection with this offer will be cancelled if accepted for exchange. The shares of common stock underlying cancelled eligible options that had been granted under the 1996 plan will be returned to the pool of shares available for grants of new awards or options under plan.

12.  LEGAL MATTERS; REGULATORY APPROVALS

        We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by this offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the options as described in this offer. If any such approval or other action should be required, we presently intend to seek the approval or take the action. This could require us to delay the exchange of options surrendered to us. We cannot assure you that we would be able to obtain any required approval or take any other required action.

13.  MATERIAL FEDERAL INCOME TAX CONSEQUENCES

        The following is a general summary of the material federal income tax consequences of the exchange of old options for new options pursuant to this offer under the federal income tax laws of several of the countries in which our employees are tax residents. This discussion is based on the tax laws as of this date, which are subject to change, possibly on a retroactive basis. This information may be out of date at the time that you tender your old options, receive your new options, exercise your options and/or sell the shares you acquire on such exercise. This discussion does not address all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of employees. Except as specifically set forth below, this summary does not address the tax consequences that may arise upon the sale of shares acquired by an optionholder under an option or upon the payment of any dividend on such shares. Further, this summary does not address the tax consequences that may arise as a result of a gift or other disposition (other than by sale) of shares acquired by an optionholder under an option.

        We recommend that you consult with your own tax advisor with respect to the tax consequences in your country of residence of participating in the offer to exchange, as well as any other federal, foreign, state, provincial or local tax consequences that may be applicable to you as a result of participating in the offer to exchange. Moreover, if you are a citizen or resident of a country other than the country in which you work, or are subject to the tax laws of more than one country, or change your residence or citizenship during the term of the options, the information contained below may not be applicable to you. All employees should consider obtaining professional advice regarding the applicability of tax laws.

United States: Material Federal Income Tax Consequences for Employees Who Are Tax Residents In the United States

        General.    Optionholders who surrender outstanding options for new options should not be required to recognize income for federal income tax purposes at the time of the surrender of eligible options or at the time of the grant of the new options. We believe that the surrender of eligible options and the grant of the new options will be treated as a non-taxable exchange.

        Please note that through these materials, we are asking you whether you would like to make us an offer to exchange your options on the terms described in these materials, and that we have the right to reject any such offer that you may make to us. In 1991, the IRS issued a private letter ruling in which another company's option exchange program was characterized as a "modification" of any incentive stock option that could be exchanged (whether or not it was exchanged). We believe that we have structured this offer so as to mitigate the risk that the IRS would make a similar assertion with respect to this offer. However, we do not know if the IRS will assert the position that our solicitation of requests constitutes a "modification" of incentive stock options that can be surrendered. A successful assertion by the IRS of this position could extend the options' requisite holding periods to qualify for favorable tax treatment and could also convert some incentive stock options into nonqualified stock options.

        Incentive Stock Options.    You will not have income upon the grant of an incentive stock option. Also, except as described below, you will not have income when you exercise an incentive stock option if you have been employed by ATG or its corporate parent or majority-owned corporate subsidiary at all times beginning with the option grant date and ending three months before the date you exercise the option. If you have not been so employed during that time, then you will be taxed as described below under "Nonstatutory Stock Options."

        You will have income if you sell stock acquired under an incentive stock option at a profit (your sales proceeds exceed your exercise price). The type of income will depend on when you sell the stock. If you sell the stock more than two years after the option was granted and more than one year after you exercised the option, then all of your profit will be long-term capital gain. If you sell the stock prior to satisfying these waiting periods, then you will have engaged in a disqualifying disposition and a portion of your profit will be ordinary income and a portion may be capital gain. Upon a disqualifying disposition, you will have compensation income equal to the lesser of:

  (a)
  the value of the stock on the day you exercised the option less your exercise price; and

  (b)
  your profit.

If your profit exceeds the compensation income, then the excess profit will be capital gain. This capital gain will be long-term if you have held the stock for more than one year and otherwise will be short-term.

        If you sell the stock at a loss (your sales proceeds are less than your exercise price), then the loss will be a capital loss. This capital loss will be long-term if you have held the stock for more than one year and otherwise will be short-term.

        The alternative minimum tax treatment of incentive stock options differs from their treatment under the regular tax. You will have income for alternative minimum tax purposes when you exercise an incentive stock option. In many cases, this income will require you to pay taxes even though you have not sold the stock. In certain situations, you may be able to credit some of the alternative minimum tax you paid against your future regular taxes. The application of the alternative minimum tax and the use of any credit are complicated and depend upon your personal circumstances. We suggest that you consult your tax advisor.

        If your surrendered option was an incentive stock option, the new options will be granted as incentive stock options, to the maximum extent they qualify. For options to qualify as incentive stock options, however, the value of shares subject to the options and any other incentive stock options granted by us that first become exercisable in any calendar year cannot exceed $100,000, as determined using the grant date value of the shares. The excess will be deemed to be nonqualified stock options. You should note that, particularly if any of the new options will be treated as immediately vested, the new options may exceed the limit for incentive stock options.

        Nonstatutory Stock Options.    You will not have income upon the grant of a nonstatutory stock option. You will have compensation income when you exercise a nonstatutory stock option equal to the value of the stock on the day you exercised the option less your exercise price. When you sell the stock, you will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day you exercised the option. This capital gain or loss will be long-term if you have held the stock for more than one year and otherwise will be short-term.

        Tax Rates.    Long-term capital gain will be subject to lower tax rates than short-term capital gain and compensation income. Compensation income will also be subject to a medicare tax and a social security tax, as applicable. However, the Internal Revenue Service has imposed an indefinite moratorium on the imposition of medicare and social security taxes upon the exercise and sale of stock acquired under an incentive stock option. Your actual tax rates will depend upon your personal circumstances.

        Withholding.    If you are our employee, then your compensation income will be subject to withholding for income, medicare and social security taxes, as applicable. However, the Internal Revenue Service has imposed an indefinite moratorium on the withholding of income, medicare and social security taxes upon the exercise and sale of stock acquired under an incentive stock option. We will require you to make arrangements to satisfy this withholding obligation.

        Tax Consequences to Us.    There will be no tax consequences to us except that we will be entitled to a deduction when you have compensation income. Any such deduction will be subject to the limitations of Section 162(m) of the Internal Revenue Code.

Australia: Material Federal Income Tax Consequences For Employees Who Are Tax Residents In Australia

        Option Exchange.    The rules in Australia are unclear with respect to taxation of the option exchange. The Australian Tax Office has indicated, however, that the exchange of an existing option for a new option will most likely be treated as a taxable event. In general, the tax treatment depends upon whether you elected to include the value of the existing option in your assessable income at the time of grant for the income tax year in which the existing option was granted. If you did not make this election, then you will likely be required to recognize income equal to the market value of the new options you receive as consideration for surrendering your existing options. The taxable value will be determined based on a statutory formula. If you did elect to include the discount in your assessable income at the time of grant, then you will likely be required to recognize a taxable capital gain equal to the market value of the existing options at the date of their cancellation, minus the cost base of the existing option (subject to reduction by one-half if you have held the existing option for at least 12 months). Since the tax law in this area is not settled, however, we cannot predict the tax consequences with certainty.

        As discussed below, you may be subject to tax on the grant or exercise of the new option and/or the sale of the shares acquired upon that exercise. The tax payable on account of the option exchange may result in a reduction of the tax payable upon exercise of the new option or the sale of the shares acquired upon that exercise. It is possible, however, that you could be subject to double taxation on any amounts taxed in connection with the exchange and then in connection with the granting and exercising of the new option.

        Grant and Exercise of New Option.    You will not be subject to additional tax upon the grant of the new option unless you make an election (the "Australian Election"). If you make the Australian Election then you must include the taxable gain of the new option in your assessable income for the year of the new option grant. The taxable gain will be the market value of the right to receive the new option, less the market value of the existing option, as determined as of the date of the cancellation of the existing option in accordance with a statutory formula. The application of the formula in this context is not entirely certain.

        If you do not make the Australian Election, then you must include an amount (as described below) in your assessable income for the year in which the earliest of the following assessment times occurs:

  (1)
  the year when you dispose of the new option (other than by exercising it);

  (2)
  the year when your employment with ATG or one of our subsidiaries or affiliates ceases;

  (3)
  the year when you exercise the new option; and

  (4)
  the year when the new option expires.

        The amount that you must include in your assessable income for the year in which the relevant assessment time occurs will be:

  (1)
  if you dispose of the new option (or the shares acquired upon exercise) in an arm's length transaction within 30 days after the relevant assessment time—the amount or value of any consideration you receive for the disposal, minus the market value of the existing option at the time of cancellation, minus the option exercise price (if the new option has been exercised); or

  (2)
  in any other case—the market value of the new option (or the shares acquired upon exercise) at the relevant assessment time, minus the market value of the existing option at the time of cancellation, minus the option exercise price (if the new option has been exercised).

        Sale of Shares.    When you subsequently sell the shares acquired upon exercise of the new option, any gain you realize will be taxed as a capital gain (other than gains from certain sales of shares within 30 days of the relevant assessment time, which will be taxed as income). The amount of the capital gain is equal to:

  (1)
  if you have held the shares for less than one year—the difference between the market value of the shares at the time of disposal and the cost base of the shares; or

  (2)
  if you have held the shares for at least one year—one half of the difference between the market value of the shares at the time of disposal and the cost base of the shares (subject to you first applying any prior year or current year capital losses against the full capital gain).

        If you made the Australian Election, then the cost base of the shares will be equal to the market value of the right to acquire the new option on the date of cancellation of the existing option, plus the option exercise price. If you did not make the Australian Election, then the cost base of the shares will be equal to the market value of the shares at the date of exercise.

Canada: Material Federal Income Tax Consequences For Employees Who Are Tax Residents In Canada

        The following summary is a general description of the principal Canadian federal income tax considerations generally applicable on the exchange of old options for new options pursuant to this offer. This summary is based on the current provisions of the Income Tax Act (Canada) (the "Canadian Tax Act"), the regulations thereunder, and counsel's understanding of the current published administrative practices and policies of the Canada Customs and Revenue Agency, all in effect as of the date of this document. This summary takes into account all specific proposals to amend the Canadian Tax Act or the regulations publicly announced by the Minister of Finance (Canada) prior to the date of this document, although no assurances can be given that proposed amendments will be enacted in the form proposed, or at all. This summary does not take into account or anticipate any other changes in law, whether by judicial, governmental or legislative action or decision, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ from the Canadian federal income tax considerations described herein. This information may be out of date at the time that you tender your old options, receive your new options, exercise your options and/or sell the shares you acquire on such exercise. This discussion does not address all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of employees. Except as specifically set forth below, this summary does not address the tax consequences that may arise upon the sale of shares acquired by an optionholder under an option or upon the payment of any dividend on such shares. Further, this summary does not address the tax consequences that may arise as a result of a gift or other disposition (other than by sale) of shares acquired by an optionholder under an option.

        General.    This summary is generally applicable to persons who are resident in Canada for the purposes of the Canadian Tax Act and who, together with any related persons, own less than 50% of the issued shares of ATG.

        Exchange of Options.    The exchange of your existing options for the new options may be governed by certain rules in the Income Tax Act (Canada) that provide for a non-taxable exchange of options. If those rules do not apply, the cancellation of your existing options will be considered a disposition for Canadian tax purposes and you will be required to include the value of the consideration received for the cancellation of your existing options in computing your income from employment. A position can be taken that the value of the consideration will be nil because the exercise price of the new options will be equal to the fair market value of our stock on the date that the new options are granted. However, value is a question of fact, and the Canadian tax authorities could take the position that the consideration does in fact have value (i.e. that the value of the new options would be treated as taxable consideration).

        The conditions that must be met for a non-taxable option exchange are the following:

  (1)
  there must be a disposition of options.

  (2)
  the employee must receive no consideration for the disposition of the options other than new options in a qualifying person. ATG would be a qualifying person.

  (3)
  the amount determined in (a) cannot exceed the amount determined in (b) where:

  (a)
  is the amount by which the total value of the new shares immediately after the disposition of the old options exceeds the amount payable by the employee to acquire the shares under the new option; and

  (b)
  is the amount by which the total value of the old shares immediately before the disposition of the old options exceeds the amount payable by the employee under the option to acquire the old shares.

If the above conditions are met, then you will most likely be deemed not to have disposed of the old options and the new options will likely be deemed to be the same as and a continuation of the old options.

        ATG's option exchange program may not fit within the option exchange rules because you will not receive any options immediately after disposing of the new options. We recommend that you consult with your tax advisor prior to deciding whether to participate in the program.

        Grant of Options.    We do not believe that you will be subject to tax when the new options are granted to you.

        Exercise of Options.    Subject to the deferral provisions discussed below, you will recognize taxable income upon the exercise of the new options in an amount equal to the difference between the fair market value of our stock on the date of exercise and the exercise price. You may be able to defer the taxation of your stock option benefit until the year you dispose of your securities. This tax deferral is subject to several conditions, including a CDN$100,000 annual vesting limit. You should be entitled to a deduction for one-half of the option benefit originally included in income when you file your annual income tax return.

        If you are eligible to defer the taxation of your employee stock option benefit, you will have to file an election for the deferral to apply. Generally, you will file the election with your employer, disclosing the amount of stock option benefit that has been deferred. The election will be due on or before January 15 of the year following the year in which you acquired our common stock by exercising your option.

        The deferred stock option benefit will be reported on your T4 slip for the period during which you exercised your options to acquire our stock (based on the information provided to your employer). However, you will not have to include the benefit in your employment income that year. Instead, you will be responsible for including it in income in the year that you dispose of the related ATG common stock. If you become a non-resident or die before the ATG common stock is disposed of, the benefit will have to be included in income in that year, rather than in the year of the disposition.

        Tracking the CDN$100,000 Annual Limit.    The CDN$100,000 annual limit on the amount of options that you can be granted that are eligible for the deferral applies to the value of the stock options that vest each year. For this rule, the value of the stock options is generally the fair market value of the underlying ATG common stock at the time you were granted the options. Where there has been an exchange of options, or the securities have been subject to splits or consolidations, the initial fair market value must be adjusted to take into account these events.

        Complying with the CDN$100,000 annual vesting limit will be your responsibility. Therefore, you will be expected to track your usage of the limit.

        Revocation of an Election.    You may decide after you have made the election that you do not want the deferral to apply to the particular ATG common stock that you have elected upon. You are allowed to revoke the election by filing a written revocation with the person with whom you filed the election. The deadline for filing such a Notice of Revocation is January 15 of the year following the year in which you acquired the ATG common stock.

        If you revoke your election, you are deemed to have never made the election in the first place. This means that the stock option benefit will be taxed in the year the ATG common stock was acquired under the employee stock options, not in the year of disposition. If you revoke an election, you can reinstate all or part of the CDN$100,000 vesting limit for a particular year.

        Sale of Shares.    Capital gains tax is payable at the time of sale. The capital gain is calculated as the difference between the sales proceeds and the tax cost of the share. Generally, the tax cost is equal to the exercise price, the gross option benefit (i.e. before the 50% stock option deduction), and any other costs incurred to acquire the shares, such as brokerage fees. Only one-half of the capital gain must be included in income. It is then subject to your marginal income tax rate.

        There are specific ordering rules to be applied when you dispose of securities acquired under stock options. Where you own only Deferral Securities, they will be disposed of on a first-in/first-out basis. Unless you designate which identical options are exercised first, the following rules will apply. You are considered to have exercised identical options in the order in which they first became exercisable. Identical options that first become exercisable at the same time, but are granted on different dates, are considered to have been exercised in the order in which they were granted.

        If you own Deferral and Non-Deferral Securities, the ordering rules will work in a similar manner, except that the Non-Deferral Securities will be disposed of first. When determining the capital gain or loss on the disposition of Non-Deferral Securities, the cost will be determined on an average basis over all the identical Non-Deferral Securities you hold. However, there is an exception to this rule. An employee can designate the most recently acquired Non-Deferral Security that is identical to other securities owned by the taxpayer and acquired under an employee stock option agreement, to be disposed of first. Several conditions must be met, including the condition that the disposition must occur no later than 30 days after the employee acquired the security. If this designation is made, the cost will be determined in the same manner as for Deferral Securities.

        Once all Non-Deferral Securities are sold, the Deferral Securities will be disposed of as discussed above.

        Other Reporting Requirements.    If you have deferred stock option benefits, you are required to file Form T1212, Statement of Deferred Stock Option Benefits, with the Canada Customs and Revenue Agency on an annual basis. The form requires that you include information on transactions relating to the ATG common stock where the deferral applies, including acquisition of new Deferral Securities and dispositions of existing Deferral Securities. This form will assist you in complying with your obligation to include the deferred stock option benefit in employment income in the year that you dispose of the related ATG common stock.

France: Material Federal Income Tax Consequences For Employees Who Are Tax Residents in France

        Exchange of Options.    You should not be required to recognize income for tax purposes as a result of the exchange of your existing options for new options. The surrender of your existing options for the new options will be treated as a non-taxable exchange.

        Grant of Options.    You should not be required to recognize any income for tax purposes upon the grant of the new options.

        Exercise of Options.    The 1996 plan is not a Qualified Plan for French tax purposes. You will therefore recognize taxable income upon the exercise of a stock option on the difference between the fair market value of the stock at exercise and the exercise price.

        Income Tax Treatment upon Sale of Shares.    You will recognize a taxable capital gain at the time you sell your shares on the difference between the sales proceeds and the market value of the share on the date of exercise. Capital gains are only subject to tax if the total sales proceeds of all shares and bonds exceed a certain amount, €7,650 for 2002.

Germany: Material Federal Income Tax Consequences For Employees Who Are Tax Residents In Germany

        Option Exchange.    You should not be required to recognize any taxable income solely as a result of the exchange of an existing option for a new option.

        Grant of New Option.    You will not be subject to tax when the new option is granted to you.

        Exercise of New Option.    When you exercise the new option, the amount by which the fair market value of the shares you purchase exceeds the option exercise price you pay for those shares will be taxable as ordinary income. This amount may also be subject to social insurance contributions if and to the extent to which your income during the month in which you exercise the new option is below the applicable social security contribution limits.

        Sale of Shares.    You will not be subject to tax upon the subsequent sale of the shares acquired upon the exercise of your new option, provided that (i) you have owned the shares for more than 12 months, (ii) you have not, within the last 5 years, held more than 1% of the stated capital of ATG, and (iii) you have not held the shares as a business asset. If tax is due, the amount subject to tax is equal to 50% of the amount by which the sale price exceeds the sum of the exercise price paid for the shares plus the amount that was subject to tax upon exercise.

Italy: Material Federal Income Tax Consequences For Employees Who Are Tax Residents In Italy

        Option Exchange.    You should not be required to recognize any taxable income solely as a result of the exchange of an existing option for a new option.

        Grant of New Option.    You will not be subject to tax when the new option is granted to you.

        Exercise of New Option.    If the exercise price of your new options is equal to or greater than the "normal value" of the shares on the date of grant, you will not be subject to tax when you exercise your new option and purchase the underlying shares. If the exercise price of your new options is less than the "normal value" of the shares on the date of grant, you will be subject to income and social tax when you exercise your options. The "normal value" of the shares on the date of grant is equal to the average market price of the shares over the 30 days prior to the date of grant.

        If you are subject to tax when you exercise your options, you may be able to exempt a portion of the gain from income if you hold the shares for more than 3 years following the date of exercise. You should consult your individual tax advisor to determine whether this exemption would apply to you.

        Sale of Shares.    When you subsequently sell the shares acquired upon the exercise of your new option, the amount by which the sale price exceeds the option exercise price paid for the shares will be taxed at capital gains tax rates.

The Netherlands: Material Federal Income Tax Consequences For Employees Who Are Tax Residents In The Netherlands

        Exchange of Options.    The tax laws regarding this matter are uncertain and the Dutch Tax Authorities may take different views from those mentioned here. The tax consequences could differ depending on the specific facts of individual cases.

        If you did not elect to be taxed at exercise, the following rules likely apply:

  (a)
  Cancellation of the old options within three years of grant with consideration would most likely be a taxable event. The taxable amount would be the value of the consideration less the amount that was subject to tax when the options vested.

  (b)
  Cancellation of the old options after three years from grant with consideration should not be a taxable event.

  (c)
  Cancellation of the old options without consideration should not result in taxation, regardless of when the exchange occurs. It is possible that cancellation of the old options within three years of grant, without consideration, would be treated as a taxable event. However, it is a defensible position to argue that the value of the consideration to be taxed is nil.

        In all of the scenarios above, it is possible that the Dutch Tax Authorities would consider the receipt of new options to be "consideration" for surrendering your old options.

        If you did elect to be taxed on your old options at exercise, the discussions above relating to the cancellation of the old options within three years of acceptance would apply.

        If you paid any taxes with respect to your existing options, those taxes likely will not be creditable against any taxes due with respect to the new options.

        Grant of Options.    You will be subject to tax on any new options that vest immediately upon grant. You should not be subject to tax on any new options subject to vesting restrictions.

        Vesting of Options.    Unless you make the election described below, you will recognize taxable income on each vesting date. Accordingly, you will recognize taxable income with respect to 25% of the new options upon the grant. Each six months thereafter, you will recognize taxable income with respect to 25% of the options. The amount of taxable income is determined on the basis of a statutory formula.

        You may be able to make a joint election with ATG to defer the taxation of the options until the actual exercise. This election will only defer income tax and wage tax; social security contributions and capital tax cannot be deferred. Please consult with your tax advisor and ATG regarding the availability of this election in your circumstances.

        Exercise of Options.    If the options are subject to tax upon vesting, i.e. the election for deferral was not made, any actual gain that you realize upon a later exercise will not be subject to tax if you exercise the options more than 3 years from the date of the grant of the new options. If you exercise the options within three years from the date of grant of the new options, then any gain in excess of the taxable amount upon vesting of the options will constitute additional taxable income. If an election for deferral is made, the actual gain that you realize upon exercise is taxed at that time.

        The applicable tax rate is the general progressive tax rate for employment income (all income in the highest tax bracket, approximately NLG 100,000 and higher, is taxed at the rate of 52%).

        Net Capital Assets Tax.    If you do not exercise vested options within 3 years from the date of grant, the options will be included in your total net wealth and taxed as investment income unless you made an election to be taxed on the options at exercise. Investment income is deemed to be 4% of an individual's total net wealth and taxed at a rate of 30%, resulting in a net tax of 1.2% of the total net wealth. ATG shares acquired upon the exercise of the options will be included in total net wealth and taxed as investment income.

Spain: Material Federal Income Tax Consequences For Employees Who Are Tax Residents In Spain

        Option Exchange.    You should not be required to recognize any taxable income solely as a result of the exchange of an existing option for a new option.

        Grant of New Option.    You will not be subject to tax when the new option is granted to you.

        Exercise of New Option.    When you exercise the new option, the amount by which the fair market value of the shares you purchase exceeds the option exercise price you pay for those shares will be subject to income tax, although certain exceptions may apply.

        Sale of Shares.    When you subsequently sell the shares acquired upon the exercise of your new option, you will recognize a taxable capital gain (or loss) on the difference between the sale proceeds and your acquisition cost. Your acquisition cost is generally equal to the sum of the option exercise price paid for the shares plus the income, if any, recognized for income tax purposes with respect to the shares upon exercise of the new option, plus any expenses you may have incurred. If you hold the shares for one year or less, the capital gain is taxed at the general income tax rate. If you hold the shares for more than one year, the capital gain will be taxed at a flat rate, currently 18% for 2002.

Sweden: Material Federal Income Tax Consequences For Employees Who Are Tax Residents In Sweden

        Exchange of Options.    The tax treatment of the exchange of an existing option for a new option is unclear. ATG believes that there is a possibility that the exchange will not be taxable, but cannot guarantee that you will not be required to recognize income as a consequence of the exchange. If the exchange is deemed to be taxable, you would likely be required to recognize as employment income either the fair market value of the old options or the fair market value of the new options, each valued using the Black-Scholes option pricing model.

        Grant of New Options.    You will not be subject to tax when the new option is granted to you.

        Exercise of New Options.    When you exercise the new option, the amount by which the fair market value of the shares you purchase exceeds the option exercise price you pay for those shares will be taxable as regular salary.

        Sale of Shares.    When you subsequently sell the shares acquired upon the exercise of your new option, you will recognize a capital gain (or loss) equal to the difference between the sale price and the sum of the option exercise price paid for the shares plus the amount of regular salary you recognized for income tax purposes upon exercise of the new option. Capital gains are taxed at a flat rate, 30% for the year 2002.

The United Kingdom: Material Income Tax and National Insurance Contribution Consequences For Employees Who Are Tax Residents In The United Kingdom

        Exchange of Options.    We believe that the surrender of existing options and the grant of new options, itself, will not normally give rise to immediate tax and/or national insurance contributions.

        Exercise of Options.    Since neither your existing options nor the new options qualify or will qualify for favored tax treatment by the Inland Revenue, your new option will be subject to income tax at exercise in the same way as your existing option (i.e. an income tax charge will arise on the difference between the option exercise price and the market value of our shares at the time of exercise). It should be noted that any income tax charges that arise will be collected under the pay-as-you-earn or PAYE system in respect of all new options.

        Sale of Shares.    Capital gains tax ("CGT") will arise in relation to the new options in the same way as the existing options. Thus on the sale of shares received following the exercise of your new option, CGT will be payable in respect of the excess of the proceeds you receive over the market value of ATG's shares at the time you exercise your new option.

        National Insurance Contributions.    In relation to options that do not qualify for favorable tax treatment and are granted on or after 6 April 1999, employer and employee national insurance contributions will arise on exercise of the option to the extent that the market value of the shares acquired on exercise exceeds the option exercise price. Options granted prior to 6 April 1999 should not be subject to national insurance contributions (other than in certain circumstances when they are exchanged for new options, see above).

        It is likely, however, that the option received pursuant to this offer will, in tax and national insurance contribution terms, constitute a new option. This means that national insurance contributions may arise on the exercise of the new option to the extent the market value of the shares acquired exceeds the option exercise price. This may well be the case even where the original option was granted prior to 6 April 1999. This is an important issue that should be borne in mind when making your choice. You should also be aware that under current legislation employee national insurance contributions are capped. Thus employees earning in excess of the "upper earnings limit" (£30,420 per annum, tax year 2002/2003) will not be liable for any further employee national insurance contributions. Employees with earnings below this level will be subject to employee national insurance contributions currently at the rate of 10% (assuming employees are "contracted-in" for state pensions).on earnings between the "lower earnings limit" (£3,900 per annum, tax year 2002/2003). The UK Government has announced that employee national insurance contributions at the rate of 1% will be payable in respect to earnings in excess of the upper earnings limit. It is likely that this will apply to all options exercised after April 5, 2003 to which national insurance relates.

        We recommend that you consult your own tax advisor with respect to the federal, provincial, local and foreign tax consequences of participating in the offer.

14.  EXTENSION OF THIS OFFER; TERMINATION; AMENDMENT

        We may at any time and from time to time, extend the period of time during which this offer is open by giving you notice of the extension and making a public announcement of the extension.

        Prior to the expiration date, we may postpone accepting and canceling any eligible options if any of the conditions specified in Section 6 occur. In order to postpone, we must notify you and all other optionholders of the postponement. Our right to delay accepting and canceling eligible options is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the surrendered options promptly after we terminate or withdraw this offer.

        We may amend this offer at any time by notifying you of the amendment. If we extend the length of time during which this offer is open, the amendment must be issued no later than 9 a.m., Eastern daylight savings time, on the next business day after the last previously scheduled or announced expiration date. Any announcement relating to this offer will be sent promptly to optionholders in a manner reasonably designed to inform optionholders of the change.

        If we materially change the terms of this offer or the information about this offer, or if we waive a material condition of this offer, we will extend this offer to the extent required by Rule 13e-4(d)(2) and Rule 13e-4(e)(3) promulgated under the Exchange Act. Under these rules, the minimum period an offer must remain open following material changes in the terms of this offer or information about this offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. If we decide to take any of the following actions, we will give you notice of the action:

  •
  we increase or decrease what we will give you in exchange for your options; or

  •
  we increase or decrease the option exercise price that serves as the threshold for options eligible to be exchanged in this offer.

        If this offer is scheduled to expire within ten business days from the date we notify you of such an increase or decrease, we will also extend this offer for a period of ten business days after the date the notice is published.

15.  FEES AND EXPENSES

        We will not pay any fees or commissions to any broker, dealer or other person for asking optionholders whether they would like to elect to surrender their eligible options under this offer.

16.  ADDITIONAL INFORMATION

        This offer is a part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This offer does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to surrender your eligible options:

  (a)
  our annual report on Form 10-K for our fiscal year ended December 31, 2001, filed with the SEC on March 27, 2002;

  (b)
  our quarterly report on Form 10-Q for our fiscal quarter ended March 31, 2002, filed with the SEC on May 15, 2002;

  (c)
  our current report on Form 8-K, filed with the SEC on April 1, 2002;

  (d)
  all of our filings pursuant to the Exchange Act after the date of this Offer to Exchange and prior to completion of the Offer; and

  (e)
  the description of our common stock and associated preferred stock purchase rights contained in our registration statement on Form 8-A, filed with the SEC on July 12, 1999, as amended by Amendment No. 1 to the Form 8-A, filed with the SEC on October 2, 2001 and including any other amendments or reports we file for the purpose of updating that description.

        The SEC file number for these filings is 0-26679. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the SEC public reference room located at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

        You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

        Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

        We will also provide without charge to each person to whom we deliver a copy of these materials, upon their written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to these documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to:

Art Technology Group, Inc.
25 First Street
Cambridge, Massachusetts 02141
Attn: Jennifer Baptiste

or by telephoning Ms. Baptiste at (617) 386-1000 between the hours of 9 a.m. and 5 p.m., Eastern daylight savings time.

        As you read the documents listed in this section, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this offer, you should rely on the statements made in the most recently dated document.

        The information contained in this offer should be read together with the information contained in the documents to which we have referred you.

17.  MISCELLANEOUS

        If at any time, we become aware of any jurisdiction where the making of this offer violates the law, we will make a good faith effort to comply with the law. If we cannot comply with the law, this offer will not be made to, nor will exchanges be accepted from or on behalf of, the optionholders residing in that jurisdiction.

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OFFER TO EXCHANGE OUTSTANDING STOCK OPTIONS
TABLE OF CONTENTS
SUMMARY TERM SHEET
THE OFFER
SUMMARY FINANCIAL INFORMATION
RISK FACTORS
Economic Risks of Participating in This Offer
Tax-Related Risks of Receiving and Participating in This Offer